Exhibit (a)(1)(J)

"Discounted" Stock Options: Understanding Section 409A Taxes and Superior's Tender Offer Superior Industries International, Inc. August 1, 2007

Agenda Explain how Section 409A of the tax law affects certain "discounted" stock options What Superior is offering you to address this new tax law Your choices and participation requirements

What Does Section 409A Do?

All nonqualified stock options were taxed as follows: No tax upon grant or vesting Income tax only at exercise Option grant price = $30 Stock price at vesting = $35 Stock price at exercise = $40 Income tax at exercise on the gain = $40-$30 = $10 Option Taxation Before §409A

409A Affects Discounted Options Options that were granted at a price below the stock's fair market value (FMV) on the grant date AND vested after 12/31/04 Note: Because the test is based on vesting, portions of a grant made before 2005 may be impacted by 409A if they vested on 1/1/05 or later

In response to litigation, Superior's outside counsel determined that certain stock options were awarded with exercise prices that were erroneously based on dates that preceded their correct grant dates. The correct grant date is the date all corporate actions are completed to effectuate the option grant. When the FMV on the correct grant date is higher than the exercise price, the options are deemed discounted. How Were Discounted Options Discovered?

Example 1: Option granted on September 20, 2001 - 500 shares (no exercises to-date) Exercise price = $29.40, but fair market value at correct grant date = $36.87 Vesting: 125 options vest on September 20, 2002 125 options vest on September 20, 2003 125 options vest on September 20, 2004 125 options vest on September 20, 2005 CONCLUSION: 125 options in this grant are subject to §409A because (i) the options have been granted at less than fair market value on the date of the grant, (ii) the options vest after 1/1/05, and (iii) none of the options have been exercised to date.

Example 2: Option granted on August 9, 2006 - 1,000 shares (no exercises to-date) Exercise price = $17.15, but fair market value at correct grant date = $17.56 Vesting: 250 options vest on August 9, 2007 250 options vest on August 9, 2008 250 options vest on August 9, 2009 250 options vest on August 9, 2010 CONCLUSION: All options in this grant are subject to §409A because (i) the options have been granted at less than fair market value on the date of the grant, (ii) the options vest after 1/1/05, and (iii) none of the options have been exercised to date.

Assume that as of 12/31/2007 Superior stock price = $24.15 §409A Estimated Impact 2007 W-2 Income Inclusion: $1,750 250 options x $7 ($24.15 FMV - $17.15 Option Price) Fed Ordinary Income $ 613 (35%) CA Ordinary Income $ 163 (9.3%) Normal Stock Gain Rate $ 776 44.3% Fed Penalty Tax $ 350 (20%) CA Penalty Tax $ 228 (13%)* Penalty Interest $ 0 ( 0%)** Tax Rate w/ §409A $1,354 77.4%*** * Assumed deductible for federal tax purposes. ** Interest starts to accrue on the due date of the tax return. *** This tax rate will be lower in states that do not have tax laws similar to 409A. This may occur each year until exercise or expiration of the vested options if the price of the stock continues to increase and as additional options vest. Example 2: (continued) Non-cash Income Cash Tax Payment

What is Superior's solution?

Superior's Solution: Tender Offer What is the solution to avoid the tax burden of §409A? Amend option to increase exercise price, AND Provide cash payment in recognition of the difference in the fair value of the amended option using the Black-Scholes option pricing model Only the options impacted by §409A are eligible to participate in this tender offer. Vested after 12/31/2004, AND Unexercised at the time the tender offer closes Your consent to Superior's tender offer permits Superior to implement this solution for you.

Superior's Tender Offer (1) Amend unexercised options to increase the exercise price New exercise price will equal the fair market value at the correct grant date. All other terms will remain the same (including the number of shares, vesting schedule and expiration date). AND (2) Cash payment Equal to 110% of the difference between the the "fair value" of the Amended Option and the "fair value" of the original option, multiplied by the number of Eligible Options, where "fair value" is determined under the Black-Scholes Option Pricing Model. Cash payment made in the first full payroll cycle in January 2008.

Example 3 Option granted on October 9, 2002: 2,000 shares at $36.20; fair market value at Correct Grant Date is $42.75 Vesting: 500 options vested on October 9, 2003 500 options vested on October 9, 2004 500 options vested on October 9, 2005 500 options vested on October 9, 2006 Option Amendment: 1,000 options vesting after 1/1/05 - amended price = $42.75 No change to expiration date or vesting schedule None of the 2,000 eligible options have been exercised Cash Payment: 110% of the difference of Black-Scholes Value of original option less Black-Scholes Value of Amended Option = 110% x ($3.059 per share - $2.252 per share) = 1.1 x $0.807 = $0.888 Employee receives cash payment of $888.00 (1,000 options x $0.888), less applicable tax withholding Paid January 2008 Eligible Options

Eligibility for the Tender Offer Must be an employee as of 8/29/07 (or, if later, expiration of offer) Eligible Options: Granted at a discount Vest after 1/1/05, AND Unexercised and unexpired at 8/29/07 The entire Eligible Portion of an option grant must be tendered for amendment

What if I do nothing?

Consequences of doing nothing Tax Impact: Potential federal income taxation prior to exercise 20% additional federal excise tax Potential federal interest and penalties Potential parallel state income tax, interest and penalties (e.g., California) Will occur each year until exercise or expiration of the discounted options. This solution is a one-time offer to prevent future adverse tax consequences.

How do I participate?

Tender Offer Timeline Tender Offer Begins: August 1, 2007 Tender Offer Expires: August 29, 2007 All elections MUST be received by 5:00 PM (Pacific Time) on August 29, 2007 Late submissions will not be accepted 4 ways to submit election form (emailed to you) Hand deliver to Cathy Buccieri Mail your election form to Cathy Buccieri at Van Nuys HQ Fax your election form to 818-902-2506 Email your election form to options@supind.com Confirmation will be emailed to you within three (3) business days after receipt Participation is voluntary, but everyone who chooses to participate MUST submit an Election Form

Tender Offer Documents & Personalized Election Form You have received an email that includes: A copy of the tender offer memorandum (includes FAQs --- Frequently Asked Questions) An Election Form A Withdrawal Form You have also received an email that includes: Your personalized stock option information (Addendum to Tender Offer)

Summary Some of your unexercised stock options may be negatively impacted by a recent federal tax law, Section 409A. Superior has a solution that may avoid or minimize certain adverse personal tax consequences that requires your written permission to implement. You are not required to participate, but you may have adverse income tax consequences if you do not for which you will be solely responsible.

What if I still have questions? Questions on this presentation should be directed to options@supind.com Questions on your personalized Election Form should also be directed to options@supind.com

Tax Advice Taxation of stock option transactions is very complicated. Superior policy prohibits any employee from providing personal income tax advice to any other employee. This presentation is general and you should consult with your personal tax advisor for advice relevant to your specific situation.

Important Information THIS PRESENTATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOILICITATION AND THE OFFER TO AMEND ARE MADE ONLY PURSUANT TO AN OFFER TO AMEND AND RELATED MATERIALS THAT SUPERIOR FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") ON AUGUST 1, 2007 AS PART OF AN OFFERING MEMORANDUM. OPTION HOLDERS WHO ARE ELIGIBLE TO PARTICIPATE IN THE TENDER OFFER SHOULD READ THE OFFERING MEMORANDUM AND THE RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. OPTION HOLDERS MAY OBTAIN A COPY OF THE OFFERING MEMORANDUM AND THE RELATED MATERIALS FREE OF CHARGE FROM THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM SUPERIOR.

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any penalties that may be imposed by any governmental taxing authority or agency; This tax advice was written to support the promotion of the matter addressed by the presentation; and The taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.